Exhibit 23.5

Consent of Independent Auditors

The Board of Directors
Ultra Clean Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-114051, No. 333-123820, No. 333-135147, No. 333-141989, No. 333-151335, No. 333-158108, No. 333-165782, No. 333-167530, No. 333-188995, No. 333-219447 and No. 333-235574) on Form S-8 and registration statement (No. 333-255039) on Form S-3 of Ultra Clean Holdings, Inc. of our report dated June 09, 2021 with respect to the consolidated balance sheets of Ham-Let (Israel-Canada) Ltd. and subsidiaries as of December 31, 2020 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2020 and the related notes, which report appears in the Form 8-K/A of Ultra Clean Holdings, Inc.

Candidate of Economic Sciences, Associate Professor

The CEO

LLC AUDIT-UNIVERSAL

/S/ Pavel Leonov

June 14, 2021